Exhibit 99.1

MOD-PAC CORP. Reports 2010 Diluted EPS of $0.37

  2010 net income increased to $1.31 million, from a net loss of $1.98 million in prior year period, despite lower revenue
  Gross margin expanded 290 basis points to 18.0% in 2010
  2010 Adjusted EBITDA increased 46% to $4.9 million
  Fourth quarter net income of $0.07 per diluted share includes non-cash asset impairment charge of $0.05 per diluted share for the write-down of a software system and the remaining assets from the product line rationalization
  MOD-PAC repurchased 111,602 shares in the fourth quarter for a total of 165,572 shares in 2010

BUFFALO, N.Y.--(BUSINESS WIRE)--March 1, 2011--MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), a manufacturer of custom and stock paper board packaging and provider of personalized print products, today announced financial results for its fourth quarter and year ended December 31, 2010.

Daniel G. Keane, President and CEO, commented, “As a direct result of successfully implementing our focused strategies over the last two years, we delivered solid results in 2010, led by our market-share gains in custom folding cartons and a rebound in our stock packaging business line. During the year, we also generated strong cash from operations, strengthened our balance sheet, and continued to return more capital to our shareholders through share repurchases.”

David B. Lupp, Chief Operating Officer and Chief Financial Officer, noted, “This was our sixth consecutive quarter of profitability. And even though our fourth-quarter earnings were impacted by the write-down of the remaining held-for-sale Specialty Print and Direct Mail assets and a software system no longer being used, together with higher-than-expected repair and maintenance costs, our 2010 results clearly demonstrate that our restructured and refocused business platform has enhanced our ability to achieve our long-term growth and profitability goals.”

Total revenue for the fourth quarter of 2010 was $12.80 million, a slight increase from total revenue of $12.77 million in the 2009 fourth quarter. Net income was $240 thousand, or $0.07 per diluted share, compared with net income of $1.26 million, or $0.36 per diluted share, in the fourth quarter of 2009. The change in net income was primarily due to higher repair and maintenance costs, pricing pressure, product mix, and a $178 thousand, or $0.05 per diluted share, charge for impaired asset write-downs. On an adjusted basis, fourth quarter net income was $418 thousand, or $0.12 per diluted share, compared with $1.23 million, or $0.35 per diluted share, for the same period last year. Reconciliation of GAAP net income to adjusted net income and diluted earnings per share is summarized in the following table:

	Three Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
	(in thousands)		(diluted earnings per share)
Net Income	$240	$1,264	$0.07	$0.36

Net write-down (write-up) of impaired assets	178	(36)	0.05	(0.01)
Total one-time charges	178	(36)	0.05	(0.01)

Adjusted Net Income	$418	$1,228	$0.12	$0.35

Total revenue for 2010 was $48.7 million compared with $48.9 million in the prior year period. Excluding 2009 specialty print and direct mail sales, which was rationalized in the second quarter of 2009, total revenue grew $1.34 million, or 2.8%, compared with 2009, reflecting higher folding carton sales and improved waste sales due to a recovery in the recycling market.

Net income increased to $1.31 million, or $0.37 per diluted share, in 2010 from a net loss of $1.98 million, or $0.58 per diluted share, in 2009. Excluding one-time charges associated with the product line rationalization and the write-down of impaired assets from both periods, adjusted net income would have been $1.48 million, or $0.42 per diluted share, in 2010 compared with adjusted net income of $12 thousand, or $0.00 per diluted share, in 2009. The significant increase in adjusted net income reflects the effectiveness of the product line rationalization combined with other productivity and cost reduction initiatives, increased waste sales and lower utility costs. Reconciliation of GAAP net income (loss) to adjusted net income and diluted earnings per share is summarized in the following table:

	Year Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
	(in thousands)		(diluted earnings per share)
Net Income (Loss)	$1,306	$(1,982)	$0.37	$(0.58)

Net write-down of impaired assets	178	1,772	0.05	0.52
Workforce reduction charges	0	65	0	0.02
Change in useful life of assets	0	40	0	0.01
Other rationalization charges	0	117	0	0.03
Total one-time charges	178	1,994	0.05	0.58

Adjusted Net Income	$1,484	$12	$0.42	$0.00

Fourth Quarter 2010 Sales Review

  Sales of folding cartons, which include custom folding cartons and stock packaging, were up 0.4%, or $48 thousand, to $12.08 million in the 2010 fourth quarter from $12.03 million in the prior year fourth quarter. Stock packaging sales, which increased 8.6%, or $0.26 million, to $3.33 million, drove the product line increase. Higher waste sales, due to a recovery in the recycling market, also contributed to the increase.
  Custom folding carton sales for the fourth quarter of 2010 were $8.75 million compared with $8.96 million in the prior year period, as year-over-year demand from existing custom folding carton accounts was down slightly.
  Print services sales, which are now comprised solely of personalized print, were $0.62 million in the fourth quarter of 2010, up 3.8% from $0.60 million in the fourth quarter of 2009. This product line continues to be hindered by weak economic conditions.

Fourth Quarter Operating Results

Gross profit for the 2010 fourth quarter was $2.25 million, or 17.5% of total revenue, compared with gross profit of $2.98 million, or 23.4% of total revenue, in the prior year period. The savings realized from productivity improvements were more than offset by higher repair and maintenance costs to the Company’s infrastructure. Pricing pressure, product mix and supply purchase timing also contributed to the decline.

Selling, general and administrative (SG&A) expense was down $56 thousand, or 3.2%, to $1.69 million, or 13.2% of total revenue, in the fourth quarter of 2010 compared with $1.75 million, or 13.7% of total revenue, in the prior year period. The decrease was primarily due to a lower administrative headcount, as the Company began to realign functions in 2009.

In the fourth quarter of 2010, the Company recognized a $60 thousand expense for the write-down of the remaining rationalized assets and a $118 thousand expense for the write-down of a software system.

Adjusted earnings before interest, asset impairment, taxes, depreciation and amortization, and non-cash option expense (Adjusted EBITDA) was $1.28 million in the fourth quarter of 2010 compared with $1.99 million in the 2009 fourth quarter. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income (Loss) to Adjusted EBITDA in the attached table.)

The Company’s effective tax rate of 16.7% for the fourth quarter of 2010 was related to alternative minimum taxes. The Company has approximately $0.2 million in net operating loss carry forwards that can be applied to future income.

Liquidity

Cash and cash equivalents were $3.44 million at December 31, 2010, down from the 2009 year-end balance of $3.78 million, though up from $2.24 million at October 2, 2010. The slight decrease from 2009 was primarily the result of capital expenditures, increased working capital requirements, particularly with inventory, a reduction in long-term debt and the repurchase of stock, partially offset by higher net income.

The Company increased inventory $0.98 million, or 22.9%, to $5.23 million at December 31, 2010, from $4.26 million at 2009 year-end to continue to meet demand and customer schedules as supplier lead times have increased.

Capital expenditures for the fourth quarter and full-year 2010 were $0.55 million and $1.79 million, respectively, compared with $0.13 million and $0.98 million in the corresponding periods of the prior year. The fourth quarter included the purchase of a folding carton print press which was previously under a long-term operating lease. Infrastructure improvements and other custom folding carton equipment made up the bulk of the remaining 2010 expenditures. Capital expenditures in 2011 are expected to be between $1.5 million to $2.0 million.

The Company repurchased 111,602 shares in the fourth quarter of 2010 at an average price of $4.98. In 2010, a total of 165,572 shares were repurchased at an average price of $4.74. MOD-PAC has authorization to repurchase up to 84,930 additional shares.

Depreciation and amortization for 2010 declined to $2.79 million from $3.19 million in 2009 due to equipment sold in 2009 related to the product line rationalization.

MOD-PAC has access to a $3.0 million revolving credit facility with a commercial bank. At the end of 2010, only $0.2 million of the line was in use through standby letters of credit. The Company believes its cash on hand and the cash it generates from operations will be sufficient for its working capital and capital spending requirements in 2011.

Mr. Lupp concluded, “We will continue to make targeted investments in our business to further advance our market position, generate long-term growth, and improve our profitability. We remain intensely focused on growing sales and continue to look for opportunities to increase efficiencies and reduce costs to improve our earnings. With a renewed operating platform, and the economy stabilizing, we enter 2011 with positive momentum.”

2010 Review

Custom folding carton sales in 2010 increased $0.86 million, or 2.5%, to $35.71 million compared with $34.85 million for 2009, as the Company has successfully gained additional business from existing customers. Stock packaging sales increased $0.63 million, or 7.0%, to $9.58 million over the corresponding period, while personalized print sales were down $93 thousand, or 3.1%, to $2.94 million reflecting continued weakness in that product line.

Gross profit increased to $8.76 million, or 18.0% of total revenue, in 2010 from gross profit of $7.38 million, or 15.1% of total revenue, in 2009. The 290 basis point improvement in margin was due to the business rationalization, higher waste sales, and other productivity and cost reduction initiatives.

SG&A expense was $7.06 million, or 14.5% of total revenue, compared with $7.55 million, or 15.4% of total revenue, in 2009. The lower SG&A for the period was primarily due to lower labor costs and other efficiency enhancements implemented during the period.

Included in the 2009 results was $1.77 million of expense associated with the write-down of impaired assets due to the Company's rationalization of the specialty print and direct mail product line compared with $60 thousand in 2010. Also included in 2010 was the previously noted $118 thousand write-down for a software system.

Adjusted EBITDA for 2010 was up 46.5%, or $1.57 million, to $4.94 million compared with $3.37 million in 2009. (See the Reconciliation of Net Income (Loss) to Adjusted EBITDA in the attached table.)

Webcast and Conference Call

MOD-PAC CORP. will host a conference call and webcast at 1:30 p.m. ET on Tuesday, March 1, 2011. During the call, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer, will review the financial and operating results for the period. A question-and-answer session will follow.

The conference call can be accessed by dialing (201) 689-8562 and entering conference ID number 364170. The listen-only audio webcast can be monitored at www.modpac.com. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 364170. The telephonic replay will be available from 4:30 p.m. ET the day of the call until 11:59 p.m. ET on Tuesday, March 8, 2011. A transcript will also be posted to the Company’s Web site, once available.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionery industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement:

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of Internet-related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands except per share data)
	Three months ended		Year ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Revenue
Product sales	$12,697	$12,626	$48,232	$48,353
Rent	107	144	489	543
Total Revenue	12,804	12,770	48,721	48,896
Cost of products sold	10,559	9,786	39,964	41,518
Gross profit	2,245	2,984	8,757	7,378
Gross profit margin	17.5%	23.4%	18.0%	15.1%
Selling, general and administrative expense	1,694	1,750	7,056	7,549
Net write-down (write-up) of impaired assets	178	(36)	178	1,772
Income (Loss) from operations	373	1,270	1,523	(1,943)
Operating margin	2.9%	9.9%	3.1%	-4.0%
Interest expense, net	47	51	195	245
Other (expense) income	(38)	45	45	88
Income (Loss) before taxes	288	1,264	1,373	(2,100)
Income tax expense (benefit)	48	0	67	(118)
Net income (loss)	$240	$1,264	$1,306	$(1,982)

Basic income (loss) per share:	$0.07	$0.37	$0.38	$(0.58)
Diluted income (loss) per share:	$0.07	$0.36	$0.37	$(0.58)

Weighted average diluted shares outstanding	3,497	3,534	3,544	3,430

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($ in thousands)
	Three Months Ended		%	Year Ended		%	2010 % of
	12/31/2010	12/31/2009	change	12/31/2010	12/31/2009	change	Total
FOLDING CARTONS
Custom folding cartons	$ 8,747	$ 8,963	-2.4%	$ 35,713	$ 34,851	2.5%	74.0%
Stock packaging	3,329	3,065	8.6%	9,582	8,953	7.0%	19.9%
Folding cartons subtotal	12,076	12,028	0.4%	45,295	43,804	3.4%	93.9%

PRINT SERVICES
Specialty print & direct mail	0	0	N/A	0	1,519	-100%	0%
Personalized	621	598	3.8%	2,937	3,030	-3.1%	6.1%
Print services subtotal	621	598	3.8%	2,937	4,549	-35.4%	6.1%

Total product revenue	$ 12,697	$ 12,626	0.6%	$ 48,232	$ 48,353	-0.3%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)	(Unaudited)
	December 31, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$3,440	$3,780
Accounts receivable	5,003	4,975
Allowance for doubtful accounts	(96)	(155)
Net accounts receivable	4,907	4,820
Inventories	5,234	4,258
Prepaid expenses	440	297
Total current assets	14,021	13,155

Property, plant and equipment, at cost:
Land	1,170	1,170
Buildings and equipment	12,460	12,389
Machinery and equipment	48,697	49,129
Construction in progress	56	990
	62,383	63,678
Less accumulated depreciation	(48,114)	(48,262)
Net property, plant and equipment	14,269	15,416
Assets held for sale	-	171
Other assets	487	459
Total assets	$28,777	$29,201

Current liabilities:
Current maturities of long-term debt	$110	$202
Accounts payable	1,302	2,567
Accrued expenses	939	803
Income taxes payable	40	-
Total current liabilities	2,391	3,572

Long-term debt	1,958	2,292
Other liabilities	24	38
Deferred income taxes	6	-
Total liabilities	4,379	5,902

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,549,017 in 2010, 3,453,863 in 2009	35	35
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 616,472 in 2010, 628,385 in 2009	6	6
Additional paid-in capital	3,232	2,654
Retained earnings	28,125	26,819
	31,398	29,514
Less treasury stock at cost, 816,270 shares in 2010 and 650,698 in 2009	(7,000)	(6,215)
Total shareholders' equity	24,398	23,299

Total liabilities and shareholders' equity	$28,777	$29,201

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

($ in thousands)
	(Unaudited)
	Year Ended
	December 31, 2010	December 31, 2009

Cash flows from operating activities:
Net income (loss)	$1,306	$(1,982)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,792	3,188
(Reversal of) Provision for doubtful accounts	(33)	20
Stock option compensation expense	399	265
Deferred income taxes	6	(118)
Net write-down of impaired assets	178	1,772
Loss on disposal of assets	12	15
Cash flows from changes in operating assets and liabilities
Accounts receivable	(53)	(90)
Inventories	(976)	55
Prepaid expenses	(143)	60
Other liabilities	(14)	1
Accounts payable	(1,266)	(655)
Payable income taxes	40	-
Accrued expenses	136	222

Net cash provided by operating activities	2,384	2,753

Cash flows from investing activities:
Proceeds from the sale of assets	134	2,190
Proceeds from the cash surrender value of officers' life insurance policies	-	857
Change in other assets	(16)	(78)
Capital expenditures	(1,789)	(975)

Net cash (used in) provided by investing activities	(1,671)	1,994

Cash flows from financing activities:
Principal payments on long-term debt and capital leases	(426)	(171)
(Decrease) increase in line of credit	-	(1,000)
Proceeds from issuance of stock	179	4
Purchase of treasury stock	(785)	-
Deferred financing fees	(21)	-

Net cash used in financing activities	(1,053)	(1,167)

Net change in cash and cash equivalents	(340)	3,580

Cash and cash equivalents at beginning of year	3,780	200

Cash and cash equivalents at end of period	$3,440	$3,780

MOD-PAC CORP.
Reconciliation between Net Income (Loss) and Adjusted EBITDA

(in thousands)	Three Months Ended		Year Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Net Income (Loss)	$240	$1,264	$1,306	$(1,982)

Interest	47	51	195	245
Net write-down (write-up) of impaired assets	178	(36)	178	1,772
Taxes	48	0	67	(118)
Depreciation and amortization	713	658	2,792	3,188
Stock-based compensation	52	55	399	265

Adjusted EBITDA	$1,278	$1,992	$4,937	$3,370

Adjusted EBITDA = earnings before interest, asset impairment, taxes, depreciation and amortization and non-cash option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com